                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                 ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
                         FIRST QUARTER OPERATING RESULTS

      COMPANY INCREASES CASH DIVIDEND 8.3 PERCENT TO $0.325 ANNUALIZED RATE

DURANGO, Colorado (July 2, 2003) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the "Company") which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the first quarter of FY2004. The Company also announced that its Board of Directors has approved an increase in the cash dividend on its common stock to an annualized rate of $0.325 per share.

For the quarter ended May 31, 2003, non-retail revenues decreased to $3.53 million, compared with $3.65 million in the first quarter of FY2003. Comparable-store sales at franchised retail outlets decreased 4.6% during the most recent quarter, when compared with the three months ended May 31, 2002. The Company believes that the decline is due to continued softness in retail sales caused by an uncertain economic environment.

Net earnings for the first quarter of FY2004 decreased 17.0 percent to $381,000, compared with $459,000 in the prior-year period. Basic earnings per share decreased 16.7 percent to $0.15 in the most recent quarter, compared with $0.18 in the first quarter of FY2003. Diluted earnings per share declined 17.6 percent to $0.14 in the first quarter of FY2004, compared with $0.17 in the prior-year period.

"Last year's first quarter results were very strong, and in light of the deterioration in shopping mall traffic and consumer spending that became evident during the second half of fiscal 2003 and continued into the most recent quarter, we consider our results for the most recent quarter acceptable" reported Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. "Our balance sheet and cash flows remain healthy. EBITDA (1) and operating income totaled $834,000 and $633,000 respectively in the first quarter, versus $963,000 and $757,000 respectively in the prior-year period. We ended the quarter with $2.1 million of cash in the bank, a current ratio of 3.0-to-1.0, and a debt-to-equity ratio of 38%. If the economy and consumer spending trends do not deteriorate further, we continue to expect the Company to achieve record earnings for the full year ending February 29, 2004."

(NOTE: FOOTNOTE 1 BELOW PROVIDES A DISCUSSION OF HOW AND WHY THE COMPANY USES EBITDA, A NON-GAAP MEASURE OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION IN THIS RELEASE. FURTHER IN THIS RELEASE ARE TABLES THAT RECONCILE THIS NON-GAAP MEASUREMENT TO GAAP FINANCIAL INFORMATION.)

"Our franchisees opened three new stores during the most recent quarter, in San Bernadino, California; Flanders, New Jersey; and Sun Peaks, British Columbia," continued Merryman. "One of these locations incorporates the new store design that was introduced in Fiscal 2002, and the store in San Bernadino, California represents our third 'kiosk' unit. We continue to be very pleased with the performance of the new store design and the 'kiosk' concept in regional shopping mall environments."

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"Current plans call for the opening of 25 to 30 new franchised retail outlets for the full year, including 5 'kiosk' units. We expect 10-12 new franchised locations to come on line during the second quarter," concluded Merryman.

The Company also announced that its Board of Directors approved an increase in the quarterly cash dividend on its common stock to an annualized rate of $0.325 per share. On September 16, 2003, the Company's initial quarterly cash dividend of $0.075 per share will be paid to shareholders of record as of September 2, 2003. Dividends declared for the ensuing quarters of the current fiscal year are expected to be paid at the rate of $0.08125 per share of common stock.

"The new annualized cash dividend rate of $0.325 per share would, if declared July 1, 2003, have provided a yield of approximately 4% on our closing July 1, 2003 share price of $8.03," stated Frank Crail, Chairman and Chief Executive Officer of the Company. "The Board will continue to monitor future operating results to determine if the dividend payout ratio should be changed in the future."

THE COMPANY WILL HOST A CONFERENCE CALL WEDNESDAY, JULY 2, 2003 AT 4:15 P.M. EDT TO DISCUSS FIRST QUARTER RESULTS IN GREATER DETAIL AND THE OUTLOOK FOR THE BALANCE OF FISCAL 2004. THE DIAL-IN NUMBER FOR THE CONFERENCE CALL IS 800-915-4836 (INTERNATIONAL/LOCAL PARTICIPANTS DIAL 973-317-5319). PARTIES INTERESTED IN PARTICIPATING IN THE CONFERENCE CALL SHOULD DIAL IN APPROXIMATELY FIVE MINUTES PRIOR TO 4:15 PM EST. THE CALL WILL ALSO BE BROADCAST LIVE ON THE INTERNET AT http://www.firstcallevents.com/service/ajwz384262967gf12.html. A REPLAY OF THE CALL WILL BE AVAILABLE THROUGH JULY 9, 2003 BY DIALING 800-428-6051 OR FOR INTERNATIONAL CALLERS BY DIALING 973-709-2089, THE REPLAY ACCESS CODE IS 299832. THE CALL WILL ALSO BE ARCHIVED THROUGH AUGUST 2, 2003 AT http://www.firstcallevents.com/service/ajwz384262967gf12.html.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 1, 2003, the Company and its franchisees operated 231 stores in 37 states, Canada, Guam and the United Arab Emirates. The Company's common stock is listed on The Nasdaq National Market under the symbol "RMCF".

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company's products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company's periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company's present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company's assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

    FOR FURTHER INFORMATION, CONTACT BRYAN J. MERRYMAN COO/CFO (970) 259-0554
                                       OR
    RJ FALKNER & COMPANY, INC., INVESTOR RELATIONS COUNSEL AT (800) 377-9893
                       OR VIA EMAIL AT INFO@RJFALKNER.COM

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FOOTNOTE 1: EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance and is a principal basis for valuation. The Company uses EBITDA as a primary measure of the operating performance of the Company. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, cash flow from operating activities, as a measure of liquidity, or any other measure determined in accordance with accounting principles generally accepted in the United States of America. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments that are not reflected in EBITDA. Also, other companies that report EBITDA information may calculate EBITDA in a different manner than the Company

The following table reconciles operating income to EBITDA.

       (in thousands)                             Three Months Ended May 31,
                                                  --------------------------
                                                   2003                2002
                                                  ------              ------
Operating income                                  $  633              $  757
Depreciation and amortization                        201                 206
     EBITDA                                       $  834              $  963

                                STORE INFORMATION

                                    New stores opened during
                                     the first quarter ended   Stores open as of
                                          May 31, 2003            May 31, 2003
                                    ------------------------   -----------------
United States:
     Franchised Stores                           2                     197
     Company-owned Stores                        -                       8
                                            ------                    ----
                                                 2                     205

International Licensed Stores                    1                      26
                                            ------                    ----
Total                                            3                     231
                                            ======                    ====

                              STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                                        Three Months Ended May 31,                  Three Months Ended May 31,
                                                       ----------------------------                ----------------------------
                                                        2003                  2002                  2003                  2002
                                                       ------                ------                ------                ------
REVENUES
    Factory sales                                      $2,571                $2,629                 65.5%                 66.2%
    Royalty and marketing fees                            812                   865                 20.7%                 21.8%
    Franchise fees                                        147                   156                  3.7%                  3.9%
    Retail sales                                          397                   322                 10.1%                  8.1%
    Total revenues                                      3,927                 3,972                100.0%                100.0%

COSTS AND EXPENSES
    Cost of sales                                       1,926                 1,737                 49.0%                 43.7%
    Franchise costs                                       247                   292                  6.3%                  7.3%
    Sales and marketing                                   254                   314                  6.5%                  7.9%
    General and administrative                            430                   468                 11.0%                 11.8%
    Retail operating                                      236                   198                  6.0%                  5.0%
    Depreciation and amortization                         201                   206                  5.1%                  5.2%

    Total costs and expenses                            3,294                 3,215                 83.9%                 80.9%

INCOME FROM OPERATIONS                                    633                   757                 16.1%                 19.1%

OTHER INCOME (EXPENSE)
    Interest expense                                      (43)                  (86)                (1.1%)                (2.2%)
    Interest income                                        23                    67                  0.6%                  1.7%
    Other, net                                             20                   (19)                (0.5%)                (0.5%)

INCOME BEFORE INCOME TAXES                                613                   738                 15.6%                 18.6%

PROVISION FOR INCOME TAXES                                232                   279                  5.9%                  7.0%

NET INCOME                                                381                 $ 459                  9.7%                 11.6%

BASIC EARNINGS PER COMMON SHARE                         $0.15                 $0.18
DILUTED EARNINGS PER COMMON SHARE                       $0.14                 $0.17

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                                         2,514                 2,484
DILUTIVE EFFECT OF EMPLOYEE STOCK
    OPTIONS                                               152                   283
WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING, ASSUMING DILUTION                      2,666                 2,767


                           SELECTED BALANCE SHEET DATA
                                 (in thousands)

                                             May 31, 2003    February 28, 2003
                                             ------------    -----------------
Current Assets                                 $  7,814          $  7,654
Total assets                                   $ 16,025          $ 16,084
Current Liabilities                            $  2,614          $  2,873
Long-Term Debt, Less Current Maturities        $  2,776          $  3,073
Stockholders' Equity                           $ 10,387          $  9,891